                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: December 5, 2002


                             CONVERGYS CORPORATION
             (Exact name of registrant as specified in its charter)


               Ohio                                 1-4379                   31-1598292
   (State or other jurisdiction             (Commission File Number)       (IRS Employer
         of incorporation)                                              Identification No.)

       201 East Fourth Street
          Cincinnati, Ohio                                                    45202
(Address of principal executive offices)                                   (Zip Code)


       Registrant's telephone number, including area code: (513) 723-7000

FORM 8-K                                                   CONVERGYS CORPORATION


Item 5. Other Events
--------------------

     On December 5, 2002, Convergys Corporation (NYSE: CVG) announced that it is finalizing and will complete during the month of December a restructuring plan that will include a rationalization and consolidation of certain Convergys facilities and a reduction in force. By the end of December, Convergys will complete a review and analysis of its existing facilities worldwide. This will result in the closure and/or consolidation of certain facilities. In addition, as a result of this rationalization of facilities and reduced client spending in certain business areas, Convergys will undergo a reduction in force that will eliminate approximately 950 professional and administrative positions within the Company worldwide. The reduction in force will take place through a combination of attrition and layoffs between now and the end of 2003. Convergys believes that the restructuring plan will streamline its operations and cost structure while strengthening its prospects for long term growth.

     As a result of these cost-cutting measures, Convergys will take a business restructuring charge in the range of $90 million to $110 million in the fourth quarter of 2002. Convergys will begin to realize the savings as the measures are implemented throughout 2003. Despite these actions, margin pressure will remain in 2003 as reported in our third quarter guidance. Further details of the charge as well as expectations for the first quarter of 2003 will be discussed in Convergys' fourth quarter earnings announcement.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CONVERGYS CORPORATION



                                        By: /s/ William H. Hawkins II
                                        ----------------------------------------
                                                William H. Hawkins II
                                                General Counsel and Secretary


Date: December 5, 2002